CATERPILLAR LOGO

100 NE Adams Street
Peoria, Illinois  61629


Notice of Annual Meeting of Stockholders
Wednesday, April 8, 1998
10:30 a.m., Mountain Standard Time

Loews Ventana Canyon Hotel
7000 North Resort Drive
Tucson, Arizona

February 27, 1998

Fellow stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 1998 Caterpillar Inc. Annual Meeting of Stockholders to:

*  elect directors;
*  approve an amendment to our Articles of Incorporation;
* approve appointment of Price Waterhouse LLP as independent auditors for 1998;
*  act on stockholder proposals to be presented; and
*  conduct other business properly brought before the meeting.

You must have an admission ticket to attend, and procedures for requesting that ticket are enclosed with your proxy materials.
Attendance and voting is limited to stockholders of record at the close of business on February 9, 1998.

Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided.
If you attend the meeting and prefer to vote in person, you may do so.

I look forward to seeing you at the meeting.

                                                       Sincerely yours,


                                                       Donald V. Fites
                                                       Chairman



Table of Contents
*****************
Notice of Annual Meeting                                           --Cover
Attendance and Voting Matters                                      --
The Caterpillar Board of Directors                                 --
Caterpillar Stock Owned by Officers and Directors                  --
Persons Owning More than Five Percent of Caterpillar Stock         --
Performance Graph                                                  --
Report of the Compensation Committee on Executive Compensation     --
Executive Compensation Tables                                      --
Certain Related Transactions                                       --
Amendment to Articles of Incorporation                             --
Appointment of Price Waterhouse LLP                                --
Stockholder Proposals and Caterpillar Responses                    --
Other Matters
     Section 16(a) Beneficial Ownership Reporting Compliance       --
     Stockholder Proposals for the 1999 Annual Meeting             --
     Solicitation                                                  --
     Stockholder List                                              --
     Revocability of Proxy                                         --
Appendix - General and Financial Information - 1997                --


Attendance and Voting Matters
*****************************

Admission Ticket Required
-------------------------
Anyone wishing to attend the Annual Meeting must have an admission ticket issued in their name. Admission is limited to stockholders of record on the record date and one guest, or a stockholder's authorized proxy holder. The requirements for obtaining an admission ticket are specified in the "Admission Ticket Request Procedure" enclosed with your proxy card. Share ownership through our Employee Investment Plan is not record ownership, as the Plan Trustee is the owner of record for all Plan shares.

Voting Methods
--------------
You can vote on matters to come before the meeting in two ways:
*  You can come to the Annual Meeting and cast your vote there; or
* You can vote by signing and returning the enclosed proxy card. If you do so, the individuals named on the card will vote your shares in the manner you indicate.

Each share of Caterpillar stock you own entitles you to one vote. As of February 9, 1998, there were 366,789,375 shares of Caterpillar common stock outstanding.

Giving your Proxy to Someone Other than Individuals Designated on the Card
--------------------------------------------------------------------------
If you want to give your proxy to someone other than individuals named on the proxy card:
* cross out individuals named and insert the name of the individual you are authorizing to vote; or
* provide a written authorization to the individual you are authorizing to vote along with your proxy card.

To obtain an admission ticket for your authorized proxy representative, see the requirements specified in the "Admission Ticket Request Procedure" enclosed with your proxy card.

The Quorum Requirement
----------------------
A quorum of stockholders is necessary to hold a valid meeting. If at least one-third of Caterpillar stockholders are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others, because he does not have the authority to do so.

Vote Necessary for Action
-------------------------
Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor.

Other action, except for consideration of the proposed amendment to our Articles of Incorporation, is by an affirmative vote of the majority of shares present at the meeting. To be approved, the proposed amendment to our Articles of Incorporation must receive a majority vote of outstanding shares. Abstentions and non-votes have the effect of a no vote on matters other than director elections.

Matters Raised at the Meeting not Included in this Statement
------------------------------------------------------------
We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.


The Caterpillar Board of Directors
**********************************

Structure
---------
Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term.

Directors elected at the 1998 Annual Meeting of Stockholders will hold office for a three-year term expiring in 2001. Other directors are not up for election this year and will continue in office for the remainder of their terms.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

*****Directors Nominated This Year for Terms Expiring in 2001*****

JOHN T. DILLON, 59, Chairman and Chief Executive Officer of International Paper (paper and forest products) since 1996. Prior to his current position, Mr. Dillon was President and Chief Operation Officer from 1995 to 1996 and Executive Vice President - Packaging from 1987 to 1995.
Other directorships: IP Timberlands, Ltd. Mr. Dillon has been a director of the Company since 1997.

JUAN GALLARDO T., 50, Chairman and Chief Executive Officer of Grupo Embotelladoras Unidas S.A. de C.V. (bottling) since 1986; Chairman and Chief Executive Officer of Grupo Azucarero Mexico, S.A. de C.V.
(sugar mills) since 1990; and Vice Chairman of Home Mart de Mexico, S.A. de C.V. (retail trade) since 1993. Other directorships: Nacional de Drogas; Bufete Industrial, S.A. de C.V.; Grupo Industrial Minera Mexico, S.A. de C.V.; and Mexico Fund Inc.. Mr. Gallardo was elected a director of the Company in February, 1998.

GORDON R. PARKER, 62, retired in 1994 as Chairman of Newmont Mining Corporation and Newmont Gold Company (production, worldwide exploration for, and acquisition of gold properties). Other directorships: The Williams Companies, Inc.; Gold Fields of South Africa Ltd.; and Phelps Dodge Corporation. Mr. Parker has been a director of the Company since 1995.

GEORGE A. SCHAEFER, 69, retired in 1990 as Chairman and Chief Executive Officer of Caterpillar Inc. Other directorships: Aon Corporation; Autoliv ASP, Inc.; Helmerich & Payne, Inc.; and Morton International, Inc. Mr. Schaefer has been a director of the Company since 1983.

Your Board of Directors recommends a vote FOR these nominees.


*****Directors up for Election in 2000*****

LILYAN H. AFFINITO, 66, retired in 1991 as Vice Chairman of Maxxam Group Inc. (forest products operations). Other directorships: Chrysler
Corporation; Jostens Inc.; and Kmart Corporation. Ms. Affinito has been a director of the Company since 1980.

DONALD V. FITES, 64, Chairman and Chief Executive Officer of Caterpillar Inc. (manufacture of construction, mining and agricultural machinery and engines) since 1990. Other directorships: AT&T Corporation;
Georgia-Pacific Corporation; and Mobil Corporation. Mr. Fites has been a director of the Company since 1986.

DAVID R. GOODE, 57, Chairman and Chief Executive Officer of Norfolk Southern Corporation (holding company engaged principally in surface transportation) since 1992. Other directorships: Aeroquip-Vickers, Inc. (formerly TRINOVA Corporation); Georgia-Pacific Corporation; Norfolk Southern Corporation; and Texas Instruments Incorporated. Mr. Goode has been a director of the Company since 1993.

JOSHUA I. SMITH, 56, Chairman and Chief Executive Officer of The MAXIMA Corporation (computer systems and management information products and services) since 1978. Other directorships: Federal Express Corporation; Inland Steel Corporation; and The Allstate Corporation. Mr. Smith has been a director of the Company since 1993.


*****Directors up for Election in 1999*****

W. FRANK BLOUNT, 59, Chief Executive Officer of Telstra Corporation Limited (telecommunications) since 1992. Other directorships: Entergy Corporation; First Union National Bank of Georgia; and LXE Inc. Mr. Blount has been a director of the Company since 1995.

JAMES P. GORTER, 68, Chairman of the Board of Baker, Fentress & Company (mutual fund) since 1987 and Limited Partner of Goldman, Sachs & Co. (investment bankers) since 1988. Other directorships: Consolidated-Tomoka Land Co. Mr. Gorter has been a director of the Company since 1990.

PETER A. MAGOWAN, 55, Chairman of Safeway Inc. (supermarket chain) since 1980 and Chief Executive Officer from 1980 to 1993. Mr. Magowan is also President and Managing General Partner of the San Francisco Giants (baseball team). Other directorships: Chrysler Corporation. Mr. Magowan has been a director of the Company since 1993.

CLAYTON K. YEUTTER, 67, Of Counsel to Hogan & Hartson (a Washington, D.C. law firm) since 1993. Other directorships: B.A.T. Industries, ConAgra, Inc., FMC Corporation, Oppenheimer Funds, and Texas Instruments
Incorporated.  Mr. Yeutter has been a director of the Company since 1991.


Board Meetings and Committees
-----------------------------
In 1997, our full Board met six times. In addition to meetings of the full Board, directors attended meetings of individual Board committees. For our incumbent Board as a whole, attendance in 1997 at full Board and committee meetings exceeded 93%. All incumbent directors, except Mr. Blount, attended at least 75% of such meetings.

Our Board has four standing committees.

The Audit Committee reviews management's independent accountant selection and makes recommendations to the Board based on that review. The Committee also questions management, including Caterpillar's internal audit staff, and independent accountants on the application of accounting and reporting standards to Caterpillar. Present members of the Committee are Messrs. David R. Goode (chairman), W. Frank Blount, James P. Gorter, Gordon R. Parker, and George A. Schaefer. During 1997, the Committee held three meetings.

The Compensation Committee reviews Caterpillar's compensation practices and approves its compensation programs and plans. Present members of the Committee are Ms. Lilyan H. Affinito and Messrs. James P. Gorter
(chairman), John T. Dillon, David R. Goode, Peter A. Magowan, and
Clayton K. Yeutter.  During 1997, the Committee held three meetings.

The Nominating Committee recommends candidates to fill Board vacancies and for the slate to be proposed by the Board at the Annual Meeting of Stockholders. The Nominating Committee also advises the Board on nominees for Chairman of the Board, Chief Executive Officer, and other executive officer positions at Caterpillar. The Committee considers director nominees from stockholders for election at the annual stockholders' meeting if a written nomination is received by Caterpillar's Corporate Secretary not later than ninety days in advance of the meeting
(nomination procedures are discussed in greater detail in our bylaws which will be provided upon written request). Present members of the Committee are Messrs. Joshua I. Smith (chairman), W. Frank Blount,
Donald V. Fites, Gordon R. Parker, and George A. Schaefer. During 1997, the Committee held two meetings.

The Public Policy Committee makes recommendations to the Board on public and social policy issues impacting Caterpillar. The Committee also oversees Caterpillar's compliance programs and reviews major litigation, legislation and stockholder matters not within the responsibilities of another Board committee. Present members of the Committee are Ms. Lilyan
H. Affinito and Messrs. Clayton K. Yeutter, (chairman), John T. Dillon, Donald V. Fites, Peter A. Magowan, and Joshua I. Smith. During 1997, the Committee held three meetings.


Director Compensation
---------------------
Of our current Board members, only one, Mr. Fites, is a salaried employee of Caterpillar. Board members that are not salaried employees of Caterpillar receive separate compensation for Board service. That compensation includes:


   Annual Retainer:    $30,000

   Attendance Fees:    $1,000 for each Board meeting
                       $1,000 for each Board Committee meeting
                       Expenses related to attendance

   Committee
    Chairman Stipend:  $5,000 annually

   Stock Options:      4,000 shares annually

   Restricted Stock:   750 shares annually (400 shares have a
                       restricted period of three years, while 350 shares are restricted until the director terminates service)

Under Caterpillar's Directors' Deferred Compensation Plan, directors may defer fifty percent or more of their annual compensation in an interest bearing account or an account representing shares of Caterpillar stock.

Our directors also participate in a Charitable Award Program. Beginning in the year of a director's death, an amount is paid proportionately in ten annual installments to charities selected by the director and to the Caterpillar Charitable Foundation. The maximum amount payable under the program is $1 million and is based on the director's length of service. The program is financed through the purchase of life insurance policies, and directors derive no financial benefit from the program.

Caterpillar Stock Owned by Officers and Directors
(As of January 31, 1998)
*************************************************


                                        Shares
                                        Beneficially
                                        Owned
Lilyan H. Affinito                        37,090  <F1>
Glen A. Barton                           154,780  <F2>
W. Frank Blount                            4,934  <F3>
John T. Dillon                             1,750
Donald V. Fites                          818,344  <F4>
Gerald S. Flaherty                       249,540  <F5>
David R. Goode                            13,300  <F6>
James P. Gorter                           34,950  <F7>
Peter A. Magowan                          16,500  <F8>
James W. Owens                           143,324  <F9>
Gordon R. Parker                           9,300  <F10>
George A. Schaefer                        72,708  <F11>
Joshua I. Smith                           11,400  <F12>
Richard L. Thompson                       48,106  <F13>
Clayton K. Yeutter                        20,000  <F14>
All directors and
  executive officers as a group        3,549,230  <F15>

[FN]
<F1>  Includes 24,000 shares subject to outside director stock options exercisable within 60 days. In addition to the shares listed above, Ms. Affinito has deferred a portion of her director compensation pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on January 31, 1998 in 7,389 shares of Common Stock.

<F2>  Includes 87,508 shares subject to employee stock options exercisable within 60 days. In addition to the shares listed above, Mr. Barton has deferred a portion of his compensation pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on January 31, 1998 in 4,072 shares of Common Stock.

<F3>  Includes 1,334 shares subject to outside director stock options exercisable within 60 days.

<F4>  Includes 654,000 shares subject to employee stock options exercisable within 60 days. In addition to the shares listed above, Mr. Fites has deferred a portion of his compensation pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on January 31, 1998 in 11,467 shares of Common Stock.

<F5>  Includes 151,198 shares subject to employee stock options exercisable within 60 days. In addition to the shares listed above, Mr. Flaherty has deferred a portion of his compensation pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on January 31, 1998 in 6,147 shares of Common Stock.

<F6>  Includes 8,000 shares subject to outside director stock options exercisable within 60 days. In addition to the shares listed above, Mr. Goode has deferred a portion of his director compensation pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on January 31, 1998 in 4,133 shares of Common Stock.

<F7>  Includes 24,000 shares subject to outside director stock options exercisable within 60 days. In addition to the shares listed above, Mr. Gorter has deferred a portion of his director compensation pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on January 31, 1998 in 3,868 shares of Common Stock.

<F8>  Includes 8,000 shares subject to outside director stock options exercisable within 60 days and 1,400 shares for which beneficial ownership has been disclaimed.

<F9>  Includes 88,398 shares subject to employee stock options exercisable within 60 days. In addition to the shares listed above, Mr. Owens has deferred a portion of his compensation pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on January 31, 1998 in 2,650 shares of Common Stock.

<F10>  Includes 4,000 shares subject to outside director stock options exercisable within 60 days.

<F11>  Includes 20,000 shares subject to outside director stock options exercisable within 60 days.

<F12>  Includes 8,000 shares subject to outside director stock options exercisable within 60 days.

<F13>  In addition to the shares listed above, Mr. Thompson has deferred a portion of his compensation pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on January 31, 1998 in 2,763 shares of Common Stock.

<F14>  Includes 12,000 shares subject to outside director stock options exercisable within 60 days. In addition to the shares listed above, Mr. Yeutter has deferred a portion of his director compensation pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on January 31, 1998 in 3,080 shares of Common Stock.

<F15>  Includes 2,195,674 shares subject to employee and outside director stock options exercisable within 60 days. Also includes 29,986 shares for which voting and investment power is shared and 1,400 shares for which beneficial ownership has been disclaimed. All directors and executive officers as a group beneficially own less than one percent of outstanding Common Stock.


Persons Owning More than Five Percent of Caterpillar Stock
(As of December 31, 1997)
**********************************************************

                                                        Total
                           Voting      Dispositive    Amount of    Percent
Name and                  Authority     Authority     Beneficial     of
Address                  Sole/Shared   Sole/Shared      Owners      Class


[INFORMATION NOT YET AVAILABLE]









Performance Graph
*****************

[Performance Graph]


December 31,       1992     1993     1994     1995     1996     1997

Caterpillar      100.00   167.38   209.07   227.36   297.38   390.53

S&P 500          100.00   110.03   111.53   153.29   188.39   251.49

S&P Machinery
  (Diversified)  100.00   148.05   144.14   177.84   221.54   293.35

Report of the Compensation Committee on Executive Compensation
**************************************************************

Compensation Policies
---------------------
The Compensation Committee ("Committee") establishes compensation guidelines and targets based upon the performance of Caterpillar, business units within Caterpillar, and individual executive officers. The Committee's goal is to establish a compensation program that:

*  links the interests of management and stockholders;
*  links executive compensation with long-term Caterpillar performance;
   and
*  attracts and retains executives of high caliber and ability.

For 1997, that program consisted of base salary, short-term incentive compensation, stock options, and long-term incentive compensation.

The Committee believes this compensation program was a significant factor contributing to Caterpillar's success this past year, including record profit of $1.67 billion or $4.44 per share. As the performance graph on page __ demonstrates, Caterpillar stock has provided holders with a cumulative return for the past five years that significantly exceeds the S&P 500 Composite Index and Caterpillar's peer group, the S&P Machinery (Diversified) Index.

Special Recognition
-------------------
We believe the following financial press recognition this past year is a testament to the effectiveness of our compensation programs.

In October of 1997, Fortune named Caterpillar as one of the "World's Most Admired Companies." The rating was based on innovativeness, overall quality of management, value as a long-term investment, responsibility to the community and the environment, ability to attract and keep talented people, quality of products or services, financial soundness, wise use of corporate assets, and effectiveness in doing business globally.

In September of 1997, Industry Week selected Caterpillar as one of the "World's 100 Best Managed Companies." The selection was based on financial performance, corporate governance, accounting and finance, sales and marketing, human resources, information services, manufacturing operations, supply-chain management, distribution and logistics, global strategy, and research and development.

In June of 1997, Worth Financial selected Caterpillar as one of the "World's 50 Best Stocks to Own." They stated that companies selected "dominate their markets by building superior brand names, developing proprietary technologies, and erecting vast marketing and distribution networks." Strong management, access to capital, and a savvy manufacturing process were also important ingredients.

Base Salary
-----------

     Executive Officers
     ------------------
Each year the Committee reviews base salaries of individual executive officers and their salary ranges. In determining adjustments to base salary and salary ranges for a particular year, the Committee relies on consultant surveys regarding salaries and other short-term compensation ("total short-term compensation") at comparable companies. In making salary adjustments, the Committee also makes subjective determinations regarding the performance of individual officers.

In setting 1997 base salaries and salary ranges for all executive officers, including Mr. Fites, the Committee referred to the Hewitt Survey of Core Group I Companies ("Survey"). The Survey included 25 companies, all of which are in the S&P 500 Composite Index and none of which are in the S&P Machinery (Diversified) Index. According to the Survey, total short-term compensation of Caterpillar executive officers was below market average.

Based on Survey results, the Committee increased the salary ranges for 1997 by 5% for the Group President level and by 10% for the Vice President level. The Committee also approved increases in the base salary of all executive officers for 1997 based upon a subjective analysis of each officer's individual performance. After these adjustments, the total short-term compensation of executive officers as a group remained below average according to the Survey.

     Chief Executive Officer
     -----------------------
For 1997 Mr. Fites' base salary was increased to $1.25 million. In determining his base salary, the Committee used the Hewitt Survey as a benchmark. With the increase, Mr. Fites' base salary for 1997 was slightly higher than the average of CEOs included in the Survey, but his total short-term compensation was slightly lower.

In setting Mr. Fites' 1997 salary, the Committee also evaluated his performance as an executive in the prior year. Determinative factors included his contributions to Caterpillar, his home community, and a variety of national and international business organizations. Some of the significant achievements considered include:

*  Caterpillar continued to achieve record profits and sales;

* reengineered business processes continued to result in significant reductions in product development time, necessary physical testing, and product development costs;

* strategic alliances and acquisitions designed to enhance Caterpillar's competitive position were pursued and completed; and

* Mr. Fites continued his active participation in initiatives and organizations designed to benefit not only Caterpillar but industry as a whole.

Short-Term Incentive Compensation
*********************************

     Executive Officers
     ------------------
In 1997, executive officers, together with most management and salaried employees, participated in Caterpillar's Corporate Incentive Compensation Plan ("Corporate Plan"). Payouts under the Corporate Plan for 1997 were based on a team award incorporating Caterpillar's pre-tax return on assets ("ROA") for the year and an individual award based on a subjective determination of individual performance. For 1997, a total of approximately $215 million was earned by 47,308 Caterpillar employees under the corporate and business unit incentive plans.

For 1997, the team award portion of the payout was calculated by multiplying:

*  annual base salary;

* a specific percentage of base salary, which increases for higher positions within Caterpillar, placing a greater percentage of compensation at risk for those with greater opportunity to affect Caterpillar's performance; and

* a performance factor based upon Caterpillar's achievement of specific levels of ROA.

Before any amount could be awarded under the Corporate Plan for 1997, a minimum Caterpillar ROA level had to be achieved. Increasing amounts are awarded for Caterpillar achievement up to a maximum ROA. Minimum, target, and maximum ROA levels to be achieved for 1997 were increased from 1996. For 1997, the target ROA level under the Corporate Plan was exceeded (although the maximum was not achieved) and all executive officers received a team award.

In addition to a team award, all executive officers received an individual award under the Corporate Plan for 1997 based on a subjective determination of individual performance. The aggregate of individual awards to all officers cannot exceed the amount available in a discretionary pool established for such awards. The discretionary pool amount is a specific percentage of team awards paid to all executive officers.

In 1997, nineteen executive officers participated in incentive plans applicable to their business units. Caterpillar has 297 incentive plans applicable to business units and divisions within those units. Each business unit within Caterpillar has its own criteria for determining incentive compensation for its employees. With the exception of seven incentive plans, for 1997, at least 25% of the payout under a business unit plan had to be based on Caterpillar achievement of ROA levels applicable to the Corporate Plan. Other factors determining business unit payout in 1997 included return on sales ("ROS") for the particular unit, unit ROA, unit accountable profit, operating expenses, percentage of industry sales, and customer satisfaction. The two most widely used factors determining payouts under the business unit plans in 1997 were unit ROA and unit accountable profit.

In 1997, executive officers participating in their respective business unit incentive plans were eligible to receive fifty percent of the team award amount that would have been awarded if he or she had participated solely in the business unit plans, and fifty percent of the amount that would have been awarded had the officer participated solely in the Corporate Plan. All participating officers received payments based on 1997 performance of their business units.

     Chief Executive Officer
     -----------------------
Because Caterpillar exceeded its target ROA level under the Corporate Plan for 1997, Mr. Fites received a team award under the Corporate Plan. Mr. Fites also received an individual award under the Corporate Plan for 1997.

At the beginning of 1997, Mr. Fites discussed with the Committee his goals and expectations for the year. As discussed more fully below, Mr. Fites met those goals with the type of leadership that resulted in him being named one of the "Top 25 Managers of the Year" by Business Week magazine.

Mr. Fites' Goals and Results
****************************

* Caterpillar Results - Mr. Fites set benchmarks for Caterpillar profit before tax and return on assets. Those goals were exceeded in 1997 by a significant margin, and Caterpillar once again set records for sales and profits.

* Growth Initiatives - Mr. Fites established a goal of carefully managing Caterpillar's growth initiatives in terms of timing and cost. These initiatives include electric power generation, agricultural products, mining systems, compact machines and further strengthening of the Company's product support network to better link customer, dealer, and Caterpillar operations. This goal has been met for 1997, in that on balance all growth initiatives are on time and currently are being implemented at below estimated cost.

* Successful Implementation of Acquisitions - Mr. Fites set a goal of successfully implementing acquisitions completed in 1996. Mr. Fites' success in meeting this goal in 1997 is exemplified in progress made with our largest 1996 acquisition, MaK Motoren GmbH & Co. KG. With excellent leadership from Caterpillar's officer team, the design, manufacturing, and marketing strengths of MaK have been successfully merged with Caterpillar's Large Engine Center. In addition, expansion of MaK into the electric power generation business is underway.

* Pursuit of Additional Acquisitions - Mr. Fites established a goal of pursuing additional acquisitions in 1997 designed to improve Caterpillar's competitive position and enhance shareholder value. Caterpillar's pending acquisition of Perkins Engines is a prime example of Mr. Fites' accomplishment of this goal. This combination enhances Caterpillar's strategic position in the worldwide engine business, ensures the Company's ability to leverage critical engine technologies for leadership in the future, and allows Caterpillar to compete with other full-line engine producers.

* Contact with Core Constituencies - Mr. Fites expressed his commitment to maintain regular contact in 1997 with financial analysts, stockholders, dealers, customers, and employees. Mr. Fites met that goal. He met with approximately 100 financial analysts in Boston in July and 34 analysts in London in October. Mr. Fites also met with representatives from Caterpillar dealers and large stockholders during the year, and visited several major Caterpillar customers. In addition, Mr. Fites personally visited over 15 Caterpillar facilities outside the Peoria, Illinois area in 1997, including six overseas.

* Industry-Wide Efforts - In 1997, Mr. Fites continued his participation in initiatives designed to benefit industry as a whole. He served as Chairman of the Business Roundtable, providing excellent leadership to that important group by energetically promoting public policies that create jobs, ensure a climate for growth, and foster export strength. He also remained active on the U.S.-Japan Business Council and the Advisory Committee for Trade Policy and Negotiations.

* Commitment to Charities and Peoria Community - Areas of accomplishment in which Mr. Fites should be particularly proud include his commitment to charitable organizations and his dedication to the Peoria, Illinois community. In 1997, Mr. Fites continued his service as Vice Chairman of the Salvation Army National Advisory Board and was Chairman of the Central Illinois Capital Campaign for the National Easter Seal Society, an organization which awarded Caterpillar its Corporate Leadership Award in 1997. Mr. Fites also continued to be very active in fund-raising for Bradley University, serving as the national chairman of its Centennial Campaign.

Stock Options
*************

     Executive Officers
     ------------------
In 1997, all executive officers, as well as other key employees, were granted incentive and non-qualified stock options under Caterpillar's 1996 Stock Option and Long-Term Incentive Plan. Incentive stock options were granted up to the maximum number of shares which may be issued in accordance with U.S. tax law to an individual. The portion of any option grant not issued as an incentive stock option was issued as a non-qualified stock option. The number of options granted to a particular officer in 1997 depended upon that officer's position and a subjective assessment of that officer's individual performance.

To ensure executive officers retain significant stockholdings in Caterpillar, the Committee encourages them to own a number of shares at least equal to the average number of shares for which they received options in their last three option grants. For 1997, if one-hundred percent of the minimum ownership guideline was not met, significant progress had not been made to achieve the desired ownership level, or a satisfactory explanation for failure to meet the guideline had not been presented, the Committee would have reduced the number of shares included in the officer's grant. For 1997, no officer was penalized for low share ownership.

     Chief Executive Officer
     -----------------------
In 1997, Mr. Fites received an option grant covering 150,000 shares of Caterpillar stock, as reflected in the Summary Compensation Table and Option Grants Table. Like other executive officers, Mr. Fites received this grant based upon his position at Caterpillar and an assessment of his individual performance. Individual performance factors considered by the Committee are those discussed above with respect to Mr. Fites' individual Corporate Plan award.

Long-Term Incentive Compensation
********************************

     Executive Officers
     ------------------

Under the long-term incentive portion of the Option Plan ("LTIP"), a three-year performance period ("cycle") is established each year, with participants receiving a payout (50% in cash and 50% in restricted stock) if certain minimum, target or maximum performance thresholds are achieved at the end of the cycle. The Committee has discretion to apply different performance criteria for different cycles. The Committee also has discretion during a cycle to adjust performance measures set for that period to reflect changes in accounting principles and practices; mergers, acquisitions or divestitures; major technical innovations; or extraordinary, nonrecurring or unusual items.

A cycle under the LTIP's predecessor (i.e., a long-term incentive supplement to Caterpillar's 1987 Stock Option Plan) was established at the beginning of 1995 for the years 1995-1997, with a payout to occur in 1998. Amounts that could be paid at the end of that cycle depended upon an executive's base salary at the end of the period, a predetermined percentage of that salary that varied based on an executive's position, and whether certain after-tax ROA thresholds had been achieved. For an executive to receive any payout under the cycle established in 1995, Caterpillar had to achieve a threshold ROA level for the cycle. If a target ROA level was achieved, a larger amount would be received, while attaining a certain maximum ROA level would yield the maximum amount payable under the cycle. For the cycle established in 1995, the maximum ROA level was exceeded and all participants, including those named in the Summary Compensation Table, received a payout in early 1998 under that cycle. The total value of cash and restricted stock received by 147 LTIP participants under the cycle established in 1995 was approximately $12.1 million.

Cycles were also established under the LTIP's predecessor in 1996 and under the LTIP in 1997 for the periods 1996-1998 and 1997-1999, with
payouts to occur, if at all, in 1999 and 2000.   Like the 1995 cycle
discussed above, a payout under these cycles will depend upon an executive's base salary at the end of the period, a predetermined percentage of that salary that varies based on the executive's position, and whether certain after-tax ROA levels (minimum, target, and maximum levels) have been achieved.

     Chief Executive Officer
     -----------------------
Mr. Fites received a payout in 1998 under the 1995 LTIP cycle based on the criteria discussed above. The amount received by Mr. Fites is disclosed in the LTIP Payouts column of the Summary Compensation Table.

Mr. Fites also has the potential to receive in 1999 and 2000 a payout under the LTIP for the 1996-1998 and 1997-1999 cycles based on the criteria discussed above. Minimum, target, and maximum amounts that could be received by Mr. Fites, as well as other named executive officers, are referenced in the Long-Term Incentive Plans/Awards Table.

By the Compensation Committee consisting of:

     James P. Gorter (Chairman)
     Lilyan H. Affinito
     John T. Dillon
     David R. Goode
     Peter A. Magowan
     Clayton K. Yeutter


Executive Compensation Tables
*****************************

           *****Summary Compensation Table*****

                                  Long Term Compensation
     Annual Compensation          ----------------------
--------------------------------  Awards         Payouts
                                  --------       -------
                                  Other
                          Annual  Securities      LTIP       All Other
                          Compen- Underlying     Payouts     Compensa-
Year  Salary   Bonus<F2>  sation  Options<F3>      ($)         tion<F4>
--------------------------------  ----------- -----------  ------------
D. V. Fites - Chairman & CEO
1997  1,250,000  1,280,000   0    150,000     1,250,000<F4>     56,700
1996  1,150,000  1,151,150   0    150,000     1,000,500         55,200
1995  1,000,000    564,000   0    150,000       900,000         48,000

G. A. Barton - Group President
1997    500,000    384,000   0     50,000       375,000<F4>     24,000
1996    450,000    321,750   0     50,000       326,250         18,299
1995    400,000    188,000   0     50,000       300,000         16,000

G. S. Flaherty - Group President
1997    500,000    384,000   0     50,000       375,000<F4>     20,700
1996    450,000    321,750   0     50,000       326,250         21,600
1995    400,000    188,000   0     50,000       300,000         19,200


J. W. Owens - Group President
1997    430,000    330,240   0     50,000       322,500<F4>     12,041
1996    380,000    271,700   0     50,000       257,133         11,400
1995    330,000    155,100   0     50,000       214,500          9,900


R. L. Thompson - Group President
1997    430,000    330,240   0     50,000       322,500<F4>     12,900
1996    380,000    271,700   0     50,000       257,133         11,400
1995    330,000    155,100   0     50,000       214,500          9,901

[FN]
<F1>  Consists of matching Company contributions, respectively, for the
Employees' Investment Plan (EIP) and Supplemental Employees' Investment Plans of Messrs. Fites ($7,300/$49,400), Barton ($7,400/$16,600),
Flaherty ($7,100/$13,600), Owens ($4,841/$7,200), and Thompson
($4,625/$8,275).

<F2>  Consists of cash payments made  pursuant to the Corporate Incentive
Compensation Plan in 1998 with respect to 1997 performance, in 1997 with respect to 1996 performance, and in 1996 with respect to 1995 performance.

<F3>   Numbers for 1995, 1996, and 1997 have been adjusted to reflect a two-for-one stock split effective after the 1997 grant. No options have been granted at an option price below fair market value on the date of the grant. Although no outstanding options have been repriced, an exercise price adjustment was made to such options to reflect the two-for-one stock split.

<F4>   This payout was made in early 1998.  Fifty percent of it was in cash and fifty percent in restricted stock. Caterpillar's average stock price on December 31, 1997 ($48.1563 per share) was used to determine the restricted stock portion of the payout. As of December 31, 1997, the number and value of restricted stock held by Messrs. Fites, Barton, Flaherty, Owens, and Thompson was, respectively, 28,546 ($1,374,670), 9,418 ($453,536), 9,418 ($453,536), 7,048 ($339,406),and 7,048 ($339,406).
Dividends are paid on this restricted stock.


************************Option Grants in 1997*********************

                      Individual Grants          Potential Realizable
       --------------------------------------     Value at Assumed
                   % of Total                      Annual Rates of
                    Options                         Stock Price
       Number of   Granted to                       Appreciation
       Securities  Employees  Exercise            for Option Term<F1>
       Underlying  In Fiscal   Price   Expir-    -------------------
        Options      Year       Per    ation
Name   Granted<F2>  1997<F3>   Share   Date        5%            10%
---------------------------------------------------------------------------
D.V.
 Fites    150,000   4.25%   51.6562   6/10/2007  4,872,945   12,349,005

G.A.
 Barton    50,000   1.42%   51.6562   6/10/2007   1,624,315    4,116,335

G.S.
 Flaherty  50,000   1.42%   51.6562   6/10/2007   1,624,315    4,116,335

J.W.
 Owens     50,000   1.42%   51.6562   6/10/2007    1,624,315     4,116,335

R.L.
 Thompson  50,000   1.42%   51.6562   6/10/2007    1,624,315     4,116,335

Executive
 Group    833,000   23.6%   51.6562   6/10/2007   27,061,088    68,578,141

All Stock-
 holders
 <F4>      N/A      N/A     N/A       N/A     12,235,882,705 31,008,143,268

Executive
 Group as
 % of all
 stock-
 holder
 gain      N/A      N/A     N/A       N/A             22.1%         22.06%

[FN]
<F1> The dollar amounts under these columns reflect the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $84.1425 and $133.9829, respectively. Caterpillar expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.

<F2> Options are exercisable upon completion of one full year of employment following the grant date (except in the case of death or retirement) and vest at the rate of one-third per year over the three years following the grant. Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax withholding requirements. Numbers have been adjusted to reflect a two-for-one stock split effective after the date of the grant.

<F3> In 1997, options for 833,000 shares were granted to all executive officers as a group; options for 40,000 shares were granted to all directors who are not executive officers as a group; and options for 2,658,650 shares were granted to all employees other than executive officers as a group.

<F4> For "All Stockholders" the potential realizable value is calculated from $51.6562, the price of Common Stock on June 10, 1997, based on the outstanding shares of Common Stock on that date. Numbers have been adjusted to reflect a two-for-one stock split effective after the date of the grant.



*****************Aggregated Option/SAR Exercises in 1997,****************
******************and 1997 Year-End Option/SAR Values********************

                                    Number of
                                     Securities             Value of
                                     Underlying            Unexercised
                                    Unexercised            In-the-Money
                                    Options/SARs           Options/SARs
         Shares                       at 1997               at 1997
        Acquired                     Year-End              Year End<F2>
           on        Value     ---------------------    --------------------
        Exercise    Realized      Exer-     Unexer-     Exer-    Unexer-
          <F1>       <F2>        cisable   cisable     cisable   cisable
D.V.
 Fites         0          0      654,000    300,000  17,786,086  2,485,945

G.A.
 Barton    9,980    497,441       87,508   100,002    1,692,048    828,683

G.S.
 Flaherty      0          0      151,198   100,002    3,641,133    828,683

J.W.
 Owens     2,380    110,745       88,398   100,002    1,855,448    828,683

R.L.
 Thompson 28,466  1,047,579            0   100,002            0    828,683

[FN]
<F1> Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax withholding requirements. The amounts provided are gross amounts absent netting for shares surrendered. Numbers have been adjusted to reflect a two-for-one stock split effective after the date of the grant.

<F2> Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as the case may be, minus the exercise price.

***************Long -Term Incentive Plans/Awards in 1997******************

                  Performance or          Estimated future payouts under
                Other Period Until        non-stock price-based plans
Name           Maturation or Payout       Threshold   Target     Maximum


D.V. Fites         1997 - 1999             375,000    750,000   1,125,000
Chairman & CEO     1996 - 1998             375,000    750,000   1,125,000

G.A. Barton        1997 - 1999             125,000    250,000     375,000
Group President    1996 - 1998             125,000    250,000     375,000

G.S. Flaherty      1997 - 1999             125,000    250,000     375,000
Group President    1996 - 1998             125,000    250,000     375,000

J. W. Owens        1997 - 1999             107,500    215,000     322,500
Group President    1996 - 1998             107,500    215,000     322,500

R. L. Thompson     1997 - 1999             107,500    215,000     322,500
Group President    1996 - 1998             107,500    215,000     322,500

Payout is based upon an executive's base salary at the end of the three-year cycle, a predetermined percentage of that salary, and Caterpillar's achievement of specified levels of after-tax return on assets ("ROA") over the three-year period. The target amount will be earned if 100% of targeted ROA is achieved. The threshold amount will be earned if 50% of targeted ROA is achieved, and the maximum award amount will be earned at 150% of targeted ROA. Base salary levels for 1997 were used to calculate the estimated dollar value of future payments under both cycles.


**************************Pension Plan Table****************************


Remuneration                         Years of Service
                   15         20         25          30        35
------------   --------------------------------------------------------
$100,000        $22,500    $30,000    $37,500    $45,000     $52,500
$150,000         33,750     45,000     56,250     67,500      78,750
$200,000         45,000     60,000     75,000     90,000     105,000
$250,000         56,250     75,000     93,750    112,500     131,250
$300,000         67,500     90,000    112,500    135,000     157,500
$350,000         78,750    105,000    131,250    157,500     183,750
$400,000         90,000    120,000    150,000    180,000     210,000
$450,000        101,250    135,000    168,750    202,500     236,250
$500,000        112,500    150,000    187,500    225,000     262,500
$550,000        123,750    165,000    206,250    247,500     288,750
$650,000        146,250    195,000    243,750    292,500     341,250
$750,000        168,750    225,000    281,250    337,500     393,750
$850,000        191,250    255,000    318,750    382,500     446,250
$950,000        213,750    285,000    356,250    427,500     498,750
$1,100,000      247,500    330,000    412,500    495,000     577,500
$1,400,000      315,000    420,000    525,000    630,000     735,000
$1,600,000      360,000    480,000    600,000    720,000     840,000
$1,950,000      438,750    585,000    731,250    877,500   1,023,750
$2,500,000      562,500    750,000    937,500  1,125,000   1,312,500
$3,000,000      675,000    900,000  1,125,000  1,350,000   1,575,000
$3,500,000      787,500  1,050,000  1,312,500  1,575,000   1,837,500
$4,000,000      900,000  1,200,000  1,500,000  1,800,000   2,100,000
$4,500,000    1,012,500  1,350,000  1,687,500  2,025,000   2,362,500
$5,000,000    1,125,000  1,500,000  1,875,000  2,250,000   2,625,000


The compensation covered by the pension program is based on an employee's annual salary and bonus. Amounts payable pursuant to a defined benefit supplementary pension plan are included. As of December 31, 1997, the persons named in the Summary Compensation Table had the following estimated credited years of benefit service for purposes of the pension program: D. V. Fites - 35 years*; G. A. Barton - 35 years*; G. S. Flaherty - 35 years*; J. W. Owens - 25 years; and R. L. Thompson - 15 years. The amounts payable under the pension program are computed on the basis of an ordinary life annuity and are not subject to deductions for Social Security benefits or other amounts.
--------------------
* Although having served more than 35 years with the Company, amounts payable under the plan are based on a maximum of 35 years of service.


Certain Related Transactions
****************************

Mr. Siegfried R. Ramseyer, a Vice President of the Company, was Managing Director of Caterpillar Overseas S.A. ("Subsidiary") until December 31, 1992, and is indebted to that Subsidiary in the amount of approximately $302,826. The interest-free loan is for a home purchased by Mr. Ramseyer in Switzerland and is collateralized by a mortgage on the property. The primary purpose of the transaction was to permit Mr. Ramseyer to retain his home in Switzerland and to purchase a home in the United States where he had been assigned. In connection with his relocation from the United States to Hong Kong in 1998, the loan will be repaid by Mr. Ramseyer at the end of February, 1998.

Amendment to Articles of Incorporation
**************************************

Article FOURTH of Caterpillar's Restated Certificate of Incorporation currently fixes our authorized capital stock at 450,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preferred stock, $1.00 par value. The Board recommends an amendment to increase the number of authorized shares of common stock to 900,000,000. No change is being proposed to the par value of the common stock or the number of authorized shares of preferred stock.

If the amendment is approved by the stockholders, the first paragraph of Article FOURTH of the Restated Certificate of Incorporation would be restated to read as follows:

"FOURTH: (a) The corporation is authorized to issue two classes of shares to be designated, respectively, "common stock" and "preferred stock." The total number of such shares shall be nine hundred and five million (905,000,000), all of which shares shall have a par value of $1.00 per share. The total number of shares of common stock authorized to be issued shall be nine hundred million (900,000,000) and the total number of shares of preferred stock authorized to be issued shall be five million (5,000,000)."

The rights of additional authorized shares would be identical to shares now authorized. Although the authorization would not, in itself, have any effect on your rights as a stockholder, issuance of additional shares of common stock for other than a stock split or dividend could have a dilutive effect on earnings per share. If approved, the amendment would allow the Board to authorize the issuance of additional shares up to the new maximum without further shareholder approval, unless that approval was required under applicable law or stock exchange regulations. This proposal is not in response to any known effort to accumulate Caterpillar common stock or obtain control of Caterpillar.

As of December 31, 1997, we had 450,000,000 shares of authorized common stock, of which 368,010,340 shares were issued and outstanding. While we do not have any current plans to issue additional shares of common stock, other than under previously authorized benefit and compensation plans, the amendment would enhance the Board's flexibility in possible future actions, such as stock splits, stock dividends, acquisitions, and other corporate activities involving the common stock.

Your Board of Directors recommends a vote FOR this proposal.


Appointment of Price Waterhouse LLP
***********************************

The Board of Directors seeks from the stockholders an indication of their approval or disapproval of the Board's appointment of Price
Waterhouse LLP ("Price Waterhouse") as independent auditors for 1998.

Price Waterhouse has been our independent auditor since 1925, and no relationship exists other than the usual relationship between independent public accountant and client.

If the appointment of Price Waterhouse as independent auditors for 1998 is not approved by the stockholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 1998 will stand, unless the Board finds other good reason for making a change.

Representatives of Price Waterhouse will be available at the annual meeting of stockholders to respond to questions.

Your Board of Directors recommends a vote FOR this proposal.


Stockholder Proposal re: Human Rights
and Caterpillar Response
**************************************

Mr. Seamus P. Finn, O.M.I., advises that, on behalf of The Missionary Oblates of Mary Immaculate, the "Society of Oblate Fathers for Missions among the Poor"("Oblate Fathers") (owners of 1,600 shares of Company stock), he or another representative intends to present for consideration and action at the annual meeting the following resolution. Co-sponsors of this proposal are Ms. Nancy Finnernan, on behalf of the Sisters of Loretto (Loretto Literary and Benevolent Institution) (owners of 600 shares of Company stock) and Rev. Joseph P. La Mar, MM, on behalf of the Catholic Foreign Mission Society of America, Inc. (owners of 8,000 shares of Company stock).

Resolution Proposed by Stockholder
----------------------------------

BE IT RESOLVED: the shareholders request the Board to review and develop guidelines for country selection and report these guidelines to shareholders and employees by October 1998. In its review, the Board shall develop guidelines on maintaining investments in or withdrawing from countries where:

* there is a pattern of ongoing and systematic violation of human rights
* a government is illegitimate
* there is a call by human rights advocates, pro-democracy organizations or legitimately elected representatives for economic sanctions against their country


Supporting Statement of Proponent
---------------------------------

WHEREAS: Levi Strauss & Co. bases its decision on whether to do business in certain countries based on criteria that include whether:

"Brand image would be adversely affected by a country's perception or image among our customers and/or consumers"

"Human rights environment would prevent us from conducting business activities in a manner that is consistent with the Global Sourcing Guidelines and other Company policies"

"Political, economic and social environment would threaten the Company's reputation and/or commercial interests"

Nobel Peace Prize Laureate and Burmese democracy movement leader Aung
San Suu Kyi has called for economic sanctions on Burma, stating that corporations that do business in Burma "do create jobs for some people but what they're mainly going to do is make an already wealthy elite wealthier, and increase its greed and strong desire to hang on to power... these companies harm the democratic process a great deal."

Because of the Burmese military junta's large-scale repression of the democracy movement, on May 20, 1997, President Clinton signed an executive order banning new US investment in Burma;

Several cities, including New York and San Francisco, and the Commonwealth of Massachusetts have enacted laws that effectively prohibit contracts with companies that do business in Burma;

The Oil, Chemical and Atomic Workers Union (OCAW) and the AFL-CIO support economic sanctions on Burma;

Media such as Businessweek, CNN, Economist, Los Angeles Times, New York Times and Washington Post have published articles about the growing pressure on companies that do business in Burma;

The New Light of Myanmar reported that a delegation led by a Burmese military junta minister visited Caterpillar plants in the US in April, 1996;

The Delhi Financial Express reported on October 5, 1996, that Myanmar Tractors & Trading Co Ltd, a dealer for Caterpillar in Burma, secured orders worth $40 million from the Burmese Defense Ministry;

In its June 1996 "Foreign Economic Trends" report, the US Embassy in Burma stated that: "In mid-1996, representatives of a U.S.-based manufacturer indicated that their firm had recently sold US $30 million of dual-use heavy construction equipment to the Defense Ministry's Directorate of Procurement." (The term "dual-use" indicates equipment that can be used for either civilian or military purposes.);

Caterpillar is active in two corporate groups, the National Association of Manufacturers and USA*ENGAGE, both of which have taken positions opposing to federal economic sanctions on Burma and Burma selective purchasing laws at the municipal and state level;

Caterpillar also does business in other countries with controversial human rights records: China and Indonesia.


Statement in Opposition to Proposal
-----------------------------------

As a company that manufactures and distributes on a global scale, Caterpillar competes in a world composed of differing races, religions, cultures, customs, political philosophies, languages, economic resources, and geography. We respect these differences and realize that neither we nor the United States should or can impose its values on the world.

The standards suggested by the proponent for determining whether business should be conducted in a particular country would put Caterpillar in the business of making political decisions. We are being asked to investigate and determine whether there is a "systematic violation of human rights" and to decide whether "a government is illegitimate." We believe these are decisions to be made by international entities such as the United Nations and perhaps, governmental authorities, not individual persons or companies.

Too often, a well-intentioned effort to deny a foreign country access to products costs American workers their jobs without depriving the targeted country of the product. Foreign-based competitors willingly step in to replace America as the primary source of supply.

A study released earlier this year by the Institute for International Economics found that in 1995 alone, between 200,000 and 250,000 U.S.
jobs were lost due to unilateral U.S. trade sanctions that reduced U.S. exports to 26 target countries by an estimated $15 billion to $20 billion. A 1994 Council on Competitiveness report found that just eight unilateral sanctions cost the U.S. economy $6 billion in annual sales and 120,000 export-related jobs. These figures do not take into account the additional negatives arising from lost U.S. investment opportunities.

We firmly believe that unilateral sanctions or country selection criteria such as those suggested by the proponent hurt American business and American workers by undermining our nation's competitiveness in today's global market. As a company with more than half of its sales overseas (anticipated to be 75% by 2010) and nearly three quarters of its assets based in the United States, Caterpillar's future is particularly tied to its competitiveness abroad.

Unilateral sanctions and country selection criteria also have an impact contrary to their intention. They limit our opportunity to communicate American ideals to people in other parts of the world; communication that may bring about positive, lasting economic and social change.

Your Board of Directors recommends a vote AGAINST this proposal.


Stockholder Proposal to Declassify Board
and Caterpillar Response
*****************************************

Mr. Richard Shoemaker advises that, on behalf of the International Union, United Automobile, Aerospace & Agricultural Implement Workers of America ("UAW") (owner of 72 shares of Company stock), he or another representative of the UAW intends to present for consideration and action at the annual meeting the following resolution:

Resolution Proposed by Stockholder
----------------------------------

BE IT RESOLVED: That the shareholders of Caterpillar Inc. ("Company") urge that the Board of Directors take the necessary steps, in compliance with Delaware state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement of Proponent
---------------------------------

The election of corporate directors is the primary avenue in the A merican corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

Concerns that the annual election of all directors would leave our Company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued. Additionally, concerns that the annual election of all directors would expose shareholders to takeover attempts at below full value is also unfounded in view of the various anti-takeover mechanisms available to the company.


Most alarming is that the staggered Board can help insulate directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board which, in the opinion of shareholders, is pursuing failed policies. We believe that allowing shareholders to annually register their views on the performance of the Board collectively and each director individually is one of the best methods to insure that our Company will be managed in the best interests of the shareholders.


Statement in Opposition to Proposal
-----------------------------------

The proponent "strongly believe[s] that our Company's financial performance is closely linked to its corporate governance policies and procedures..."

We could not agree more. In 1997, Caterpillar posted record sales, revenues, and profits for the fourth consecutive year. For the past five years cumulatively, the proponent has seen its investment in Caterpillar significantly exceed return on the S&P 500 and S&P Machinery (Diversified). The proponent has also experienced two stock splits in the last four years.

We received significant recognition in the financial press this past year for our performance and management team quality.

* In October of 1997, Fortune named Caterpillar as one of the "World's Most Admired Companies," focusing on, among other things, our effectiveness in doing business globally, quality of management, and value as a long-term investment.
* In September of 1997, Industry Week selected Caterpillar as one of the "World's 100 Best Managed Companies," based on several factors, including financial performance and corporate governance.
* In June of 1997, Worth Financial selected Caterpillar as one of the "World's 50 Best Stocks to Own."
* Finally, and most recently, our Chief Executive Officer, Mr. Fites, was named one of the "Top 25 Managers of the Year" by Business Week magazine.

Our performance over the past five years, as well as accolades from independent third parties regarding that performance, solidly demonstrates that our current corporate governance structure is working. One of the primary components of that structure, in addition to the talent and foresight of our individual Board members, is the continuity and stability our classified Board structure provides.

The Board of Directors recommends a vote AGAINST the proposal.


Other Matters
*************

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis.


Stockholder Proposals for the 1999 Annual Meeting
--------------------------------------------------

If you want to submit a proposal for possible inclusion in the Company's 1999 Proxy Statement, we must receive it on or before October 30, 1998.


Solicitation
------------

Caterpillar is soliciting this proxy on behalf of its Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person. We have hired Georgeson & Co. for $20,000, plus out-of-pocket expenses, to assist in the solicitation.


Stockholder List
----------------

A stockholder list will be available for your examination during normal business hours at the Loews Ventana Canyon Hotel, 7000 North Resort Drive, Tucson, Arizona, at least ten days prior to the annual meeting.


Revocability of Proxy
---------------------

You may revoke the enclosed proxy by filing a written notice of revocation with us or by providing a later executed proxy.





=========================================================================
                                    PROXY

                               CATERPILLAR INC.

                ANNUAL MEETING OF STOCKHOLDERS - APRIL 8, 1998

          This Proxy is solicited on behalf of the Board of Directors

     At the Annual Meeting of Stockholders of the Company on April 8, 1998, or at any adjournments thereof, the undersigned hereby appoints L.H. AFFINITO and J.I. SMITH, and each of them, proxies with power of substitution to vote the stock of the undersigned on the following matters, and, in their discretion, on any other matters that may come before the meeting.

Election of Directors. Nominees: J.T. Dillon, J. Gallardo T., G.R. Parker,
                                 G.A. Schaefer


You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. Please mark, sign, date and return this Proxy promptly using the enclosed envelope.

                                                                   -----------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                   -----------
- ----------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

[X] Please mark your                                                      1433
    votes as in this
    example.

Unless otherwise specified, proxies will be voted FOR the election of the nominees for directors listed, FOR proposals 2 and 3 and AGAINST proposals 4 and 5.

-----------------------------------------------------------------------------
The Board of Directors recommends a vote FOR election of directors and proposals 2 and 3.
-----------------------------------------------------------------------------
                FOR       WITHHELD
1. Election of  [_]         [_]
   Directors
   (See Reverse)

FOR, except vote withheld from the following nominee(s):


- ----------------------------------------------------------


                    FOR    AGAINST    ABSTAIN
2. Amendment to     [_]      [_]        [_]
   Articles of
   Incorporation


                    FOR    AGAINST    ABSTAIN
3. Appointment of   [_]      [_]        [_]
   Independent
   Auditors

-----------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST
stockholder proposals 4 and 5.
-----------------------------------------------------------------------------

                           FOR    AGAINST    ABSTAIN
4. Stockholder proposal    [_]      [_]        [_]


                           FOR    AGAINST    ABSTAIN
5. Stockholder proposal    [_]      [_]        [_]


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


- ----------------------------------------------------------


- ----------------------------------------------------------
SIGNATURE(S)                                          DATE

- ----------------------------------------------------------------------------





                               [CAT LOGO]


                                Annual Meeting

                                      of

                         Caterpillar Inc. Stockholders


                           Wednesday, April 8, 1998
                                  10:30 a.m.
                           Loews Ventana Canyon Hotel
                            7000 North Resort Drive
                               Tucson, Arizona



==============================================================================

                                    Agenda
                                    ------

*  Elect Directors

*  Approve an amendment to our Articles of Incorporation

*  Approve appointment of independent auditors

*  Act on two stockholder proposals

*  Conduct other business properly brought before the meeting